Exhibit 99.2

QWEST COMMUNICATIONS PLACES $1.775 BILLION IN SENIOR NOTES

DENVER, January 30, 2004 — Qwest Communications International Inc. (NYSE: Q) announced today that it has priced an offering of $1.775 billion aggregate principal amount of senior debt securities.

The debt securities will be issued in three series:

•	A five-year senior note series with a floating interest rate determined by LIBOR (London Interbank Offered Rate) plus 350 basis points, with an aggregate principal amount of $750 million.

•	A seven-year senior note series priced at 7.25 percent with an aggregate principal amount of $525 million.

•	A ten-year senior note series priced at 7.50 percent with an aggregate principal amount of $500 million.

“This placement marks the company’s re-entry into the 144A market,” said Oren G. Shaffer, Qwest vice chairman and CFO. “And we’re pleased to add more floating rate debt to our capital structure, which is largely fixed.”

The floating interest rate note was priced at par. The seven-year note was priced at approximately $993 per $1,000 principal amount and the ten-year note was priced at approximately $983 per $1,000 principal amount. The net proceeds of the offering will be used for general corporate purposes, including repayment of indebtedness.

The sales of the fixed rate notes and the floating rate notes are expected to close on February 5, 2004.

The company placed the securities in a private placement transaction pursuant to Rule 144A under the Securities Act of 1933, as amended. The notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Banc of America Securities LLC was the transaction coordinator and joint book-running manager for the offering. Additional joint book-running managers for the ten-year notes were JPMorgan, Lehman Brothers, and Merrill Lynch & Co.; for the seven-year notes were Credit Suisse First Boston, Deutsche Bank Securities, and Goldman Sachs & Co.; and for the five-year notes were JPMorgan, Morgan Stanley, and UBS Investment Bank.

About Qwest

Qwest Communications International Inc. (NYSE: Q) is a leading provider of voice, video and data services to more than 25 million customers. The company’s 47,000 employees are committed to the “Spirit of Service” and providing world-class services that exceed customers’ expectations for quality, value and reliability. For more information, please visit the Qwest Web site at www.qwest.com.

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Forward Looking Statement Note

This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: the duration and extent of the current economic downturn in our 14-state local service area, including its effect on our customers and suppliers; access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives; our substantial indebtedness, and our inability to complete any efforts to de-lever our balance sheet through asset sales or other transactions; any adverse outcome of the SEC’s current investigation into our accounting policies, practices and procedures and certain transactions; any adverse outcome of the current investigation by the U.S. Attorney’s office in Denver into certain matters relating to us; adverse results of increased review and scrutiny by Congress, regulatory authorities, media and others (including any internal analyses) of financial reporting issues and practices or otherwise; further delays in making required public filings with the SEC; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings, including any adverse outcome of current or future legal proceedings related to matters that are the subject of governmental investigations, and, to the extent not covered by insurance, if any, our inability to satisfy any resulting obligations from funds available to us, if any; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the likelihood of certain of our competitors emerging from bankruptcy court protection or otherwise reorganizing their capital structure and competing effectively against us; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; and changes in the outcome of future events from the assumed outcome included in our significant accounting policies.

The information contained in this release is a statement of Qwest’s present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest’s assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest’s assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts’ estimates and other information prepared by third parties for which Qwest assumes no responsibility.

Qwest undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

The Qwest logo is a registered trademark of, and CyberCenter is a service mark of, Qwest Communications International Inc. in the U.S. and certain other countries.

Contacts:	Media Contact:	Investor Contact:
	Steve Hammack	Stephanie Comfort
	303-896-3030	800-567-7296
	steve.hammack@qwest.com	IR@qwest.com